Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration statement (Form S-3) and related Prospectus of Francesca’s Holdings Corporation for the registration of shares of its common stock and the incorporation by reference therein of our reports dated March 22, 2013, with respect to the consolidated financial statements of Francesca’s Holdings Corporation, and the effectiveness of internal control over financial reporting of Francesca’s Holdings Corporation, included in its Annual Report (Form 10-K) for the year ended February 2, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 26, 2013